Exhibit 3.2

AMENDED AND RESTATED BYLAWS

OF

ATLANTIC UNION BANKSHARES CORPORATION

Effective as of October 30, 2025

Table of Contents

Page

Article IMeetings of Shareholders3

Section 1.Places of Meetings3

Section 2.Annual Meeting3

Section 3.Special Meetings3

Section 4.Notice of Shareholder Business3

Section 5.Notice of Meeting16

Section 6.Waiver of Notice17

Section 7.Quorum17

Section 8.Proxies17

Section 9.Organization17

Section 10.Voting17

Section 11.List of Shareholders17

Section 12.Conduct of Meetings18

Article IIDirectors19

Section 1.General Powers19

Section 2.Number and Qualification19

Section 3.Election of Directors19

Section 4.Chair and Vice Chair of the Board21

Section 5.Meetings of Directors21

Section 6.Action Without a Meeting21

Section 7.Participation by Conference Telephone Or Other Means22

Section 8.Maximum Age for Directors22

Article IIICommittees22

Section 1.Standing Committees22

Section 2.Executive Committee22

Section 3.Other Committees23

Section 4.Committee Meetings23

Article IVOfficers23

Section 1.Officers Generally23

Section 2.Officer Vacancies24

Section 3.Powers and Duties24

Article VCapital Stock24

Section 1.Evidence of Shares of Capital Stock24

Section 2.Certificates to be Entered24

Section 3.Transfer of Stock24

Section 4.Lost, Destroyed and Mutilated Certificates24

Section 5.Regulations25

Section 6.Determination of Shareholders of Record25

Article VIMiscellaneous Provisions25

Section 1.Seal25

Section 2.Fiscal Year25

Section 3.Examination of Books25

Section 4.Stock in Other Corporations25

Section 5.Execution of Instruments26

Section 6.Construction26

Section 7.Amendment of Bylaws26

Section 8.Redemption of Certain Shares26

ARTICLE i
meetings of Shareholders

Section 1. Places of Meetings. All meetings of the shareholders of the Corporation shall be held either at the principal office of the Corporation or at such other place in or outside the Commonwealth of Virginia as may be stated in the notice of any such meeting. The Board of Directors (sometimes hereinafter, the “Board”) may determine, in its discretion, that any meeting of the shareholders may be held solely by means of remote communication without designating a place for a physical assembly of shareholders, subject to the conditions imposed by applicable law and any guidelines and procedures adopted by the Board.

Section 2. Annual Meeting. The annual meeting of the shareholders of the Corporation shall be held at a time and place to be determined by the Board of Directors or the Board’s Executive Committee, which time and place shall be stated in the notice of the annual meeting, unless the Board has determined that such meeting will be held solely by means of remote communication as set forth in Article I, Section 1, in which case the meeting shall not include a place for a physical assembly of shareholders, subject to the conditions imposed by applicable law and any guidelines and procedures adopted by the Board. The Board may postpone, reschedule or cancel any annual meeting of shareholders previously scheduled by the Board or the Board’s Executive Committee.

Section 3. Special Meetings. Except as otherwise specifically provided by applicable law, any special meeting of the shareholders shall be held only upon the call of the Chair or Vice Chair of the Board, if any, the CEO, the President, the Board of Directors or the Board’s Executive Committee. The Chair or Vice Chair of the Board, if any, the CEO, the President, the Board of Directors or the Board’s Executive Committee may postpone, reschedule or cancel any special meeting of shareholders previously called by them, respectively.

Section 4. Notice of Shareholder Business. Except as otherwise provided by applicable law, at any annual or special meeting of shareholders, only such business shall be conducted as shall have been properly brought before the meeting in accordance with this Section:

(a) Annual Meetings of Shareholders. To be properly brought before an annual meeting of shareholders, any business (other than director nominations, which is addressed in Section 4(b) below) must be (i) specified in the Corporation’s notice of meeting (or any supplement thereto), (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (iii) otherwise properly brought before the meeting by a shareholder (A) who is a shareholder of record of the Corporation on the date of the notice provided in this Section 4(a) and through the time of the annual meeting,

(B) who is entitled to vote at the annual meeting, and (C) who complies with the notice procedures set forth in this Section 4(a).

For business to be considered properly brought before the annual meeting by a shareholder pursuant to Section 4(a)(iii) above, such shareholder must, in addition to any other applicable requirements, have given timely notice of such shareholder’s intent to bring such proposed business before such meeting and any such business must constitute a proper matter for shareholder action. To be timely, a shareholder’s notice must be in proper written form and must be delivered or mailed to and received by the Corporate Secretary at the principal office of the Corporation not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one-hundred twentieth (120th) day, prior to the first anniversary of the commencement of the preceding year’s annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date or if no annual meeting was held in the preceding year, notice by such shareholder must be so delivered not earlier than the close of business on the one-hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting and the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the adjournment, recess, postponement, judicial stay or rescheduling of an annual meeting of shareholders (or the public announcement thereof) commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

To be in proper written form, a notice of any shareholder of record to the Corporate Secretary shall set forth the matters referenced in Section 4(c) below.

For the avoidance of doubt, this Section 4(a) shall be the exclusive means for a shareholder to present proposals (except proposals submitted in accordance with the eligibility and procedural requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and included in the Corporation’s proxy statement) for consideration by the shareholders at any annual meeting of shareholders. The chair of the annual meeting shall, if the facts warrant, determine and declare to the meeting that the proposed business was not properly brought before the meeting in accordance with the provisions of this Section 4(a), and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(b)Only persons who are nominated in accordance with the following procedures or otherwise nominated by the Board of Directors shall be eligible for election as directors of the Corporation, except as may be otherwise provided in the

Articles of Incorporation. To be properly brought before an annual meeting of shareholders, nominations for the election of directors must be (i) specified in the Corporation’s notice of meeting (or any supplement thereto), (ii) made by or at the direction of the Board of Directors (or a duly authorized committee thereof), or (iii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any shareholder of the Corporation (A) who is a shareholder of record of the Corporation on the date of the notice provided in this Section 4(b) and through the time of the annual meeting, (B) who is entitled to vote at the annual meeting and (C) who complies with the timely notice procedures set forth in this Section 4(b).

To be timely, a shareholder’s notice must be in proper written form and must be delivered or mailed to and received by the Corporate Secretary at the principal office of the Corporation, not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one-hundred twentieth (120th) day prior to the first anniversary of the commencement of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date or if no annual meeting was held in the preceding year, notice by such shareholder must be so delivered not earlier than the close of business on the one-hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting and the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the adjournment, recess, postponement, judicial stay or rescheduling of an annual meeting of shareholders (or the public announcement thereof), commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

Notwithstanding anything to the contrary in the previous paragraph, in the event that the number of directors to be elected to the Board at an annual meeting of shareholders is increased and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Section 4(b) shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Corporate Secretary at the principal office of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(c)Form of Notice. To be in proper form for purposes of this Section 4, a shareholder’s notice to the Corporate Secretary shall set forth:

(i)if the notice relates to any business other than a nomination of a director or directors that the shareholder proposes to bring before the meeting:

(A)a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any interest of such shareholder and beneficial owner, if any, in such business;

(B)the text of the proposal or business, including the complete text of any resolutions intended to be presented at the meeting, and in the event that such business includes a proposal to amend these Bylaws or the Articles of Incorporation, the language of the proposed amendment; and

(C)all other information relating to such business that would be required to be disclosed in a proxy statement in connection with the solicitation of proxies by such shareholder, such beneficial owner or any Associated Person in support of such proposed business pursuant to the Proxy Rules;

(ii)as to each person whom the shareholder proposes to nominate for election as a director:

(A)the name, age, business address and residence address of such person;

(B)the principal occupation and employment of such person (currently and for the past five (5) years);

(C)the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such person;

(D)a questionnaire (in the form provided by the Corporate Secretary within ten (10) days after receiving a written request therefor from any shareholder of record identified by name) completed by the nominee that, among other things, enquires into such person’s independence;

(E)such person’s written consent to being named in the proxy statement as a nominee and to serving a full term as a director of the Corporation if elected, and to the public disclosure of information regarding or relating to such proposed nominee provided to the Corporation by such proposed nominee or otherwise pursuant to these Bylaws;

(F)the Agreement, as defined and described in Article II, Section 3(b) of these Bylaws;

(G)any other information relating to such person that would be required to be disclosed in connection with a solicitation of proxies for election of directors in a contested election, or is otherwise required, in each case pursuant to and in accordance with the Proxy Rules;

(H)a description of all direct and indirect compensation and other material monetary agreements, arrangements or understandings, written or oral, during the past three (3) years, and any other material relationships, between or among such nominee, on the one hand, and any noticing shareholder, any beneficial owner on whose behalf such nomination is made or any Associated Person (other than such nominee), on the other hand, or that such nominee knows any of such nominee’s associates has with any such noticing shareholder, such beneficial owner or any Associated Person, including all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K as if such shareholder, such beneficial owner and any Associated Person (other than the nominee) were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;

(I)a description of any business or personal interests that would reasonably be expected to place such nominee in a potential conflict of interest with the Corporation or any of its subsidiaries;

(J)the date(s) of first contact between such shareholder, such beneficial owner or any Associated Person, on the one hand, and the nominee, on the other hand, with respect to any proposed nomination(s) of any person(s) (including the nominee) for election as a director of the Corporation; and

(K)all other information relating to such nominee or such nominee’s associates that would be required to be disclosed in a proxy statement in connection with the solicitation of proxies by such shareholder, such beneficial owner or any Associated Person for the election of directors in a contested election pursuant to the Proxy Rules;

(iii)as to the shareholder giving the notice, the beneficial owner, if any, on whose behalf each proposal or nomination is made and each Associated Person:

(A)the name and address of such shareholder, as they appear on the Corporation’s books, of such beneficial owner, if any, and of each Associated Person;

(B)the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially or of record (specifying the type of ownership) by such shareholder, such beneficial owner, if any, or any Associated Person (including any right to acquire beneficial ownership at any time in the future, whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition) and the date or dates on which such shares were acquired;

(C)the name of each nominee holder for, and number of, any securities of the Corporation owned beneficially but not of record by such shareholder, such beneficial owner or any Associated Person and any pledge by such shareholder, such beneficial owner or any Associated Person with respect to any of such securities;

(D) (1) a description of all agreements, arrangements or understandings, written or oral (including any option, warrant, derivative or short positions, profit interests, hedging transactions, forwards, futures, swaps, convertible security, stock appreciation right, repurchase agreements or arrangements, borrowed or loaned shares and so-called “stock borrowing” agreements or arrangements or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of capital stock of the Corporation or with a value derived in whole or in part from the value of any class or series of capital stock of the Corporation), that have been entered into by, or on behalf of, such shareholder, such beneficial owner or any Associated Person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the price of any securities of the Corporation, or maintain, increase or decrease the voting power of such shareholder, such beneficial owner or any Associated Person with respect to securities of the Corporation whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise directly or indirectly owned beneficially by such shareholder, such beneficial owner or any Associated Person (a “Derivative Instrument”), and (2) all other information relating to Derivative Instruments that would be required to be disclosed in a proxy statement in connection with the solicitation of proxies by such shareholder, such beneficial owner or any Associated Person in support of the business proposed by such shareholder, if any, or for the election of any proposed nominee in a contested election pursuant to the Proxy Rules if the creation, termination or modification of Derivative Instruments were treated the same as trading in the securities of the Corporation under the Proxy Rules;

(E)a description of any proxy contracts, agreements, arrangements, understandings or relationships, written or oral, (1) between or among such shareholder, such beneficial owner and any Associated Person or (2) between or among such shareholder or, to the knowledge of such shareholder (or the beneficial owner(s) on whose behalf such shareholder is submitting a notice to the Corporation), any Associated Person and any other person or entity (naming each such person or entity), in each case, pursuant to which such shareholder, such beneficial owner or any Associated Person has a right to vote any shares of the Corporation (other than any revocable proxy given in response to a solicitation made pursuant to, and in accordance with, the Proxy Rules by way of a solicitation statement filed on Schedule 14A) or otherwise relating to acquiring, holding, voting or disposing of any securities of the Corporation;

(F)any substantial interest, direct or indirect (including any existing or prospective commercial, business or contractual relationship with the Corporation), of such shareholder or, to the knowledge of such shareholder (or the beneficial owner(s) on whose behalf such shareholder is submitting a notice to the Corporation), any Associated Person in the Corporation or any affiliate thereof or in the proposed business or nomination(s) to be brought before the meeting by such shareholder, other than an interest arising from the ownership of Corporation securities where such shareholder or such Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

(G)any rights to dividends on the shares of the Corporation owned beneficially by such shareholder, such beneficial owner or any Associated Person that are separated or separable from the underlying shares of the Corporation;

(H)any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which such shareholder, such beneficial owner or any Associated Person is a general partner or manager or, directly or indirectly, beneficially owns an interest;

(I)any direct or indirect interest (other than solely as a result of security ownership) of such shareholder or, to the knowledge of such shareholder (or the beneficial owner(s) on whose behalf such shareholder is submitting a notice to the Corporation), any Associated Person in any agreement with the Corporation or any affiliate of the Corporation (including any employment agreement, collective bargaining agreement or consulting agreement);

(J)all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) under the Exchange Act or an amendment pursuant to Rule 13d-2(a) under the Exchange Act if such a statement were required to be filed under the Exchange Act by such shareholder, such beneficial owner or any Associated Person with respect to the Corporation (regardless of whether such person or entity is actually required to file a Schedule 13D), including a description of any agreement, arrangement or understanding that would be required to be disclosed by such shareholder, such beneficial owner or any Associated Person pursuant to Item 5 or Item 6 of Schedule 13D;

(K)any performance-related fees (other than an asset-based fee) that such shareholder, such beneficial owner or any Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation, any such interests held by members of such shareholder’s and such beneficial owner’s immediate family sharing the same household (which information shall be supplemented by such shareholder and beneficial owner, if any, not later than ten (10) days after the record date for the meeting to disclose such ownership as of the record date);

(L)a representation that (1) such shareholder, beneficial owner, and any Associated Person has not breached any agreement, arrangement or understanding with the Corporation except as disclosed to the Corporation pursuant hereto and (2) such shareholder, such beneficial owner, and each Associated Person have complied, and will comply, with all applicable requirements of state law and the Exchange Act with respect to the matters set forth in this Section 4;

(M)any other information relating to such shareholder, Associated Person and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for, as applicable, the proposal and/or for the election of directors in a contested election under the Proxy Rules;

provided, however, that the disclosures described in the foregoing subclauses (A) through (M) shall not include any such disclosures with respect to the ordinary course business activities of any depositary or any broker, dealer, commercial bank, trust company or other nominee who is a noticing shareholder solely as a result of being the shareholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner;

(iv)a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear or cause a qualified representative of such shareholder to appear at the meeting to bring such business before the meeting or nominate any proposed nominees, as applicable, and an acknowledgment that, if such shareholder (or a qualified representative of such shareholder) does not appear to present such business or proposed nominees, as applicable, at such meeting, the Corporation need not present such business or proposed nominees for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation;

(v)a description of any pending or, to the knowledge of such shareholder (or the beneficial owner(s) on whose behalf such shareholder is submitting a notice to the Corporation), threatened legal proceeding or investigation in which such shareholder or any Associated Person is a party or participant directly involving or directly relating to the Corporation or, to the knowledge of such shareholder (or the beneficial owner(s) on whose behalf such shareholder is submitting a notice to the Corporation), any current or former officer, director or affiliate of the Corporation;

(vi)identification of the names and addresses of other shareholders (including beneficial owners) known by such shareholder (or the beneficial owner(s) on whose behalf such shareholder is submitting a notice to the Corporation) to provide financial support of the nomination(s) or other business proposal(s) submitted by such shareholder and, to the extent known, the class and number of shares of the Corporation’s capital stock owned beneficially or of record by such other shareholder(s) or other beneficial owner(s); and

(vii)a representation confirming (A) whether such shareholder, the beneficial owner, or any Associated Person (1), in the case of a nomination, intends or is part of a group (as such term is used in Rule 13d-5 under the Exchange Act) that intends to solicit proxies or votes in support of such director nominees or nomination in accordance with Rule 14a-19 under the Exchange Act, including by delivering a proxy statement and form of proxy and soliciting the holders of shares representing at least 67% of the voting power of the shares entitled to vote on the election of directors in support of director nominees other than the Corporation’s nominees, and (2), in the case of a business proposal, intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to approve or adopt the proposal; and (B) whether or not any such shareholder, the beneficial owner, or any Associated Person intends to otherwise solicit proxies from shareholders in support of such nomination or other business proposal and if so, the name of each participant in such solicitation.

The foregoing notice requirements shall be deemed satisfied by a shareholder if the shareholder has notified the Corporation of such shareholder’s intention to present a proposal at an annual meeting in compliance with

Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such shareholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.

(d)Additional Information. In addition to the information required pursuant to the foregoing provisions of this Section 4, the Corporation may require any such noticing shareholder to furnish such other information that would reasonably be expected to be material to a reasonable shareholder’s understanding of (i) any item of business proposed by such shareholder under this Section 4, (ii) the solicitation of proxies from the Corporation’s shareholders by the shareholder (or any Associated Person) or (iii) the eligibility, suitability or qualifications of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee, under the listing standards of each securities exchange upon which the Corporation’s securities are listed, any applicable rules of the Securities and Exchange Commission, any publicly disclosed standards used by the Board in selecting nominees for election as a director and for determining and disclosing the independence of the Corporation’s directors, including those applicable to a director’s service on any of the committees of the Board, or the requirements of any other laws or regulations applicable to the Corporation. If requested by the Corporation, any supplemental information required under this paragraph shall be provided by a shareholder within ten (10) days after it has been requested by the Corporation.

(e)Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting (or any supplement thereto). Nominations of persons for election to the Board may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (or any supplement thereto) (i) by or at the direction of the Board (or a duly authorized committee thereof), or (ii) provided that the Board has determined that directors shall be elected at such meeting, by any shareholder of the Corporation who is a shareholder of record at the time the notice provided for in this Section 4 is delivered to the Corporate Secretary through the date of such special meeting, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 4. In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board, any such shareholder entitled to vote in such election of directors may nominate a person or persons, as the case may be, for election to such position(s) as specified in the Corporation’s notice of meeting, if the shareholder’s notice required by Section 4(b) is delivered to the Corporate Secretary at the principal office of the Corporation not earlier than the close of business on the one-hundred twentieth (120th) day prior to such special meeting, and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting and the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the adjournment, recess, postponement, judicial stay or rescheduling of a special meeting of shareholders (or the public announcement thereof) commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

(f)Effect of Noncompliance.

(i)Notwithstanding anything in these Bylaws to the contrary, no person shall be eligible for election by the shareholders as a director of the Corporation unless nominated in accordance with the procedures set forth in Section 4(b) and Section 4(c) (or Section 4(e) in the case of a special meeting of shareholders). The number of proposed nominees a shareholder may include in a notice under this Section 4 may not exceed the number of directors to be elected at such meeting (based on public disclosure by the Corporation prior to the date of such notice), and for the avoidance of doubt, no shareholder shall be entitled to identify any additional or substitute persons as proposed nominees following the expiration of the time periods set forth in Article I, Section 4(b) or (e), as applicable. The chair at such meeting may, if the facts warrant, determine and declare to the meeting that the nomination was defective and not properly brought before the meeting in accordance with the provisions of Section 4(b) and Section 4(c) (or Section 4(e) in the case of a special meeting of shareholders), and if he or she should so determine, he or she shall so declare to the meeting and any such nomination not properly brought before the meeting shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(ii)If any shareholder provides notice pursuant to Rule 14a-19 under the Exchange Act, such shareholder shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met all of the applicable requirements of Rule 14a-19 under the Exchange Act. Without limiting the other provisions and requirements of this Section 4 unless otherwise required by law, if any shareholder provides notice of any nomination and either (A) fails to comply with the requirements of Rule 14a-19 under the Exchange Act or (B) fails to provide reasonable evidence of such compliance as required by this Section 4(f)(ii), then the chair at such meeting shall disregard such nomination notwithstanding that any proxies and votes in respect of such nomination have been received by the Corporation.

(g)General.

(i)Notwithstanding anything in these Bylaws to the contrary, unless otherwise required by law, if the shareholder (or a qualified representative of the shareholder) does not appear at the annual or special meeting of shareholders of the Corporation to present proposed business or a nomination, such proposed business shall not be transacted and such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(ii)For purposes of this Section 4, “affiliate” and “associate” each shall have the respective meanings set forth in Rule 12b-2 under the Exchange Act; “Associated Person” shall mean any (A) person or entity who is a member of a group (as such term is used in Rule 13d-5 under the Exchange Act) with such shareholder or such beneficial owner(s) with respect to acquiring, holding, voting or disposing of any securities of the Corporation, (B) affiliate or associate of such shareholder or beneficial owner, (C) director, officer, employee, general partner or manager of such shareholder or beneficial owner or any such affiliate or person with which such shareholder or beneficial owner is acting in concert of such shareholder or beneficial owner, if any, (D) participant with such shareholder or such beneficial owner(s) with respect to any proposed business or nomination, as applicable, under these Bylaws, (E) beneficial owner of shares of stock of the Corporation owned of record by such shareholder and (F) proposed nominee; “beneficial owner” or “beneficially owned” shall have the meaning set forth for such terms in Section 13(d) of the Exchange Act; “close of business” shall mean 5:00 p.m. Eastern Time on any calendar day, whether or not the day is a business day; “Proxy Rules” shall mean Section 14 of the Exchange Act and the rules promulgated thereunder; “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press, Business Wire or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act; a “qualified representative” of a noticing shareholder means (1) a duly authorized officer, manager or partner of such shareholder or (2) a person authorized by a writing executed by such shareholder (or a reliable reproduction or electronic transmission of the writing) delivered by such shareholder to the Corporation prior to the making of any nomination or proposal at a shareholder meeting stating that such person is authorized to act for such shareholder as proxy at the meeting of shareholders, which writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, must be produced at the meeting of shareholders.

(iii)Notwithstanding the foregoing provisions of this Section 4, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 4. Nothing in this Section 4 shall be deemed to affect any rights of (A) shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, (B) shareholders to request inclusion of nominees in the Corporation’s proxy statement pursuant to the Proxy Rules or (C) the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Articles of Incorporation.

(iv)A shareholder must update the notice required by this Section 4, if necessary, so that the information provided or required to be provided in such notice shall be true and correct in all material respects as of the (A) record date for determining the shareholders entitled to notice of the meeting and (B) date that is ten (10) business days prior to the meeting or any adjournment, postponement or rescheduling thereof, and such update shall be received by the Corporate Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining the shareholders entitled to notice of the meeting (in the case of the update required to be made as of such record date), and not later than five (5) business days prior to the date of the meeting or, if practicable, any adjournment, postponement or rescheduling thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned, postponed or rescheduled (in the case of the update required to be made as of ten (10) business days prior to the meeting or any adjournment, postponement or rescheduling thereof)). Such update shall be made only to the extent that information has changed since such shareholder’s prior submission and clearly identify the information that has changed in any material respect since such shareholder’s prior submission. For the avoidance of doubt, any information provided pursuant to this Section 4(g)(iv) shall not be deemed to cure any deficiencies or inaccuracies in a notice previously delivered pursuant to this Section 4 and shall not extend the time period for the delivery of notice pursuant to this Section 4. If a shareholder fails to provide any update in accordance with the foregoing provisions of this Section 4(g)(iv), the information as to which such written update relates may be deemed not to have been provided in accordance with this Section 4.

(v)If any information submitted pursuant to this Section 4 by any shareholder nominating individuals for election or reelection as a director or proposing business for consideration at a shareholder meeting shall be inaccurate in any material respect (as determined by the Board or a committee thereof), such information may be deemed not to have been provided in accordance with this Section 4. Any such shareholder shall notify the Corporate Secretary in writing of any material inaccuracy or change in any information submitted pursuant to this Section 4 (including if any shareholder or any Associated Person no longer intends to solicit proxies in accordance with the representation made pursuant to Article I, Section 4(c)(vii)(A)) within two (2) days after becoming aware of such material inaccuracy or change, and any such notification shall clearly identify the inaccuracy or change, it being understood that no such notification may cure any deficiencies or inaccuracies with respect to any prior submission by such shareholder. Upon written request of the Corporate Secretary on behalf of the Board (or a duly authorized committee thereof), any such shareholder shall provide, within seven (7) business days after delivery of such request (or such other period as may reasonably be specified in such request), (A) written verification, reasonably satisfactory to the Board, any committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by such shareholder pursuant to this Section 4 and (B) a written affirmation of any information submitted by such shareholder pursuant to this Section 4 as of an earlier date. If a shareholder fails to provide such written verification or affirmation within such period, the information as to which written verification or affirmation was requested may be deemed not to have been provided in accordance with this Section 4.

(vi)Any written notice, supplement, update or other information required to be delivered by a shareholder to the Corporation pursuant to this Section 4 must be given by personal delivery, by overnight courier or by registered or certified mail, postage prepaid, to the Corporate Secretary at the Corporation’s principal executive offices and shall be deemed not to have been delivered unless so given.

(h)Any matter brought before a meeting of shareholders upon the affirmative recommendation of the Board of Directors where such matter is included in the written notice of the meeting (or any supplement thereto) and accompanying proxy statement given to shareholders of record on the record date for such meeting by or at the direction of the Board of Directors is deemed to be properly before the shareholders for a vote and does not need to be moved or seconded from the floor of such meeting. No business shall be brought before any meeting of shareholders of the Corporation otherwise than as provided in this Section 4.

Section 5.Notice of Meeting. Written notice stating the place, date and time of each annual and any special meeting of the shareholders and the purpose or purposes for which any special meeting is called, shall be given not less than ten (10) nor more than sixty (60) days previous thereto (except as otherwise required or permitted by applicable law), either personally, by mail, or by such other manner as permitted or required by applicable law, by or at the direction of the Chair, the Vice Chair, the CEO, the President, the Corporate Secretary or by the persons calling the meeting, to each shareholder of record entitled to vote at the meeting.

Section 6.Waiver of Notice. Notice of any meeting may be waived before or after the date and time of the meeting in a writing signed by the shareholder entitled to notice and delivered to the Corporate Secretary, or by the shareholder who attends the meeting in person or by proxy without objecting to the transaction of business.

Section 7.Quorum. Any number of shareholders together holding a majority of the shares issued and outstanding of the Corporation entitled to vote (which shall not include any treasury stock, if any, held by the Corporation), who shall be present in person or represented by proxy at any meeting, shall constitute a quorum for the transaction of business, including the election of directors, except as otherwise provided by applicable law or the Articles of Incorporation. If less than a quorum shall be present or represented by proxy at the time for which a meeting shall have been called, the meeting may be adjourned from time to time by a majority of the shareholders present or represented by proxy, without notice other than by announcement at the meeting, until a quorum shall be present or represented by proxy. When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholder.

Section 8.Proxies. A shareholder may appoint a proxy to vote for him or her or otherwise act for him or her by signing an appointment form or by an electronic transmission, either personally or by his or her duly authorized attorney in fact, and the proxy is effective when received by the Corporate Secretary or other officer or agent authorized to tabulate votes. Any shareholder directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which shall be reserved for the exclusive use for solicitation by the Board.

Section 9.Organization. The Chair of the Board shall call the meeting of the shareholders to order and shall act as chair of the meeting. A chair of the meeting cannot be elected by the shareholders present. The Board may designate any director or officer of the Corporation to act as chair of any meeting in the absence of the Chair of the Board, and only the Board may further provide for determining who shall act as chair of any meeting of shareholders in the absence of the Chair of the Board and such designee.

Section 10.Voting. At any meeting of the shareholders, each shareholder entitled to vote, who is present in person or by proxy appointed in accordance with Section 8, subscribed by such shareholder or by his or her duly authorized attorney in fact, shall have one vote for each share of common stock registered in his or her name.

Section 11.List of Shareholders. Beginning five (5) business days after notice of the meeting of shareholders is given for which it is prepared and continuing through the close of business on the last business day before the meeting of the shareholders, a full, true and complete list, in alphabetical order, of all the shareholders of record entitled to vote at such meeting, with the number of shares held by each, shall be available for inspection (a) at the Corporation’s principal office or at a place identified in the notice in the county or city where the meeting will be held or (b) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting.

Section 12.Conduct of Meetings. The Board of Directors of the Corporation may, to the extent not prohibited by applicable law, adopt by resolution such rules and regulations for the conduct of the meeting of shareholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chair of any meeting of shareholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting, may to the extent not prohibited by applicable law include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to shareholders of record of the Corporation, their duly authorized and constituted proxies and any such other persons as the chair of the meeting shall determine; (d) restrictions on the entry to the meeting after the time fixed for the commencement thereof; (e) limitations on the time allotted to questions or comments by participants; (f) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (g) removal of any shareholder or any other individual who refuses to comply with meeting rules, regulations or procedures; (h) the conclusion, recess or adjournment of the meeting, regardless of whether a quorum is present, to a later date and time and at a place, if any, announced at the meeting; (i) restrictions on the use of audio and video recording devices, cell phones and other electronic devices; (j) rules, regulations or procedures for compliance with any state or local laws or regulations including those concerning safety, health and security; (k) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting; and (l) any rules, regulations or procedures as the chair may deem appropriate regarding the participation by means of remote communication of shareholders and proxyholders not physically present at a meeting, whether such meeting is to be held at a designated place or solely by means of remote communication. The Board or the chair of a shareholder meeting, in addition to making any other determinations that may be appropriate regarding the conduct of the meeting, shall determine and declare to the meeting that a matter of business was not properly brought before the meeting, and, if the chair (or the Board) should so determine, the chair (or the Board) shall so declare to the meeting and any such matter of business not properly brought before the meeting shall not be transacted or considered. Unless, and to the extent, determined by the Board of Directors or the chair of the meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.

article II
Directors

Section 1.General Powers. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, the Board of Directors, and, except as otherwise expressly provided by applicable law or the Articles of Incorporation, all of the powers of the Corporation shall be vested in the Board of Directors.

Section 2.Number and Qualification. The number of directors comprising the Board of Directors shall be fixed from time to time by the Board of Directors and in accordance with the Articles of Incorporation. Within thirty (30) days after election to the Board of Directors, each director, if not already a shareholder of record or beneficial owner of the Corporation, shall become a shareholder of record or beneficial owner. A majority of the directors actually elected and serving immediately before any given meeting shall constitute a quorum for the transaction of business and the act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. No person shall be eligible for election or appointment as a director unless such person has, within ten (10) days following any reasonable request therefor from the Board or any committee thereof, made himself or herself available to be interviewed by the Board (or any committee or other subset thereof) with respect to such person’s qualifications to serve as a director or any other matter reasonably related to such person’s candidacy or service as a director of the Corporation.

Section 3.Election of Directors.

(a)Except as otherwise specified in the Articles of Incorporation or these Bylaws or provided by applicable law, a nominee for director shall be elected to the Board of Directors at any meeting of shareholders at which a quorum is present if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that nominees for director shall be elected by a plurality of the votes cast at any meeting of shareholders for which the number of nominees exceeds the number of directors to be elected. If directors are to be elected by a plurality of the votes cast, the shareholders shall not be permitted to vote against a nominee. If a nominee for director who is an incumbent director is not re-elected to the Board of Directors in accordance with the voting requirements stated above and no successor has been elected at such meeting of shareholders, such director must promptly tender his or her written offer of resignation in accordance with the Corporation’s Director Resignation Policy.

(b)To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice in Article I, Section 4, in the case of a nominee nominated pursuant to Article I, Section 4(b)) to the Corporate Secretary at the principal office of the Corporation a questionnaire in the form required by the Corporation with respect to the background and qualification of such person and the background of any other person or entity on which behalf the nomination is being made (which questionnaire shall be provided by the Corporate Secretary within ten (10) days after receiving a written request therefor from any shareholder of record identified by name) and a written representation and agreement in the form required by the Corporation (which form shall be provided by the Corporate Secretary within ten (10) days after receiving a written request therefor from any shareholder of record identified by name) (the “Agreement”), which Agreement shall provide that such person:

(i)is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as director of the Corporation, with such person’s fiduciary duties under applicable law;

(ii)is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation (or a subsidiary thereof) with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director or nominee with respect to the Corporation that has not been disclosed therein;

(iii)in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed Corporate Governance Guidelines, conflict of interest, confidentiality and trading policies of the Corporation, all federal and state bank regulatory requirements applicable to directors of banks or bank holding companies (copies of which shall be provided by the Corporate Secretary upon written request), all applicable rules of any securities exchanges upon which the Corporation’s securities are listed, the Articles of Incorporation, these Bylaws and all other guidelines and policies of the Corporation generally applicable to directors (which other guidelines and policies will be provided to such nominee within five (5) business days after the Corporate Secretary receives any written request therefor from such nominee), and all applicable fiduciary duties under state law (subject to any waivers or exemptions granted pursuant to a resolution of the majority of the disinterested members of the Board of Directors); and

(iv)will provide facts, statements and other information in all communications with the Corporation and its shareholders that are or will be true and correct in all material respects and that do not and will not omit to state any fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading in any material respect.

Section 4.Chair and Vice Chair of the Board. At the organizational meeting of the Board of Directors following each annual meeting of shareholders, the Board of Directors shall elect a Chair (the “Chair” or sometimes referred to herein as the “Chair of the Board”) and a Vice Chair (the “Vice Chair” or sometimes referred to herein as the “Vice Chair of the Board”) from among its members to preside at meetings of the Board. In their absence, the CEO or the President shall perform the duties of the Chair.

Section 5.Meetings of Directors. An organizational meeting of the Board of Directors shall be held as soon as possible after the annual meeting of shareholders without notice thereof. The Board of Directors may also adopt a schedule of additional meetings, which, together with the organizational meeting referred to in the preceding sentence, shall be considered the regular meetings of the Board of Directors. Special meetings may be held whenever called by or at the direction of either the Chair or Vice Chair of the Board, the CEO, the President, or by any two directors then in office. Unless otherwise specified in any notice thereof, any and all business may be transacted at a special meeting. Meetings of the Board of Directors shall be held at places in or outside the Commonwealth of Virginia and at such times and places as designated by the Board, or by the person or persons calling the meeting. The Corporate Secretary, or officer performing such duties, shall give notice of all special meetings at least forty-eight (48) hours previously thereto if mailed, and twenty-four (24) hours previously thereto if delivered in person, given orally, by telephone, facsimile telecommunication, or electronic communication. Notice need not be given of regular meetings held at such times and places designated by the Board. Meetings may be held at any time without notice if all of the directors are present, or if those not present waive notice either before or after the meeting.

Section 6.Action Without a Meeting. Any action which is required or which may be taken at a meeting of the Board of Directors or of a committee, may be taken without a meeting if a consent in writing, setting forth the actions so to be taken, shall be signed before or after such action by all of the directors, or all of the members of the committee, as the case may be. A director’s consent may be made and delivered in writing, including by electronic communication or by facsimile telecommunication.

Section 7.Participation by Conference Telephone Or Other Means. The Board of Directors may permit any or all directors to participate in a meeting of the directors by, or conduct the meeting through the use of, conference telephone, video conference or any other means of communication by which all directors participating may simultaneously hear each other during the meeting. A director participating in a meeting by such means shall be deemed to be present in person at the meeting.

Section 8.Maximum Age for Directors. No person who is age 72 or older shall be eligible to serve on the Board of Directors after the annual meeting of shareholders following his or her 72nd birthday with the exception of those individuals whom the Board of Directors has, from time to time, determined to be exempt from this Section 8.

article III
Committees

Section 1.Standing Committees. The standing committees of the Board of Directors shall be an Executive Committee, Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Risk Committee. The purpose and responsibilities of each standing committee shall be set forth in a written charter approved by the Board of Directors. Each standing committee shall review and assess the adequacy of its charter at least annually and recommend to the Board of Directors any proposed changes to its charter. The Board of Directors shall appoint members of the standing committees at least annually and shall have the power at any time to change the membership of committees and to fill committee vacancies, subject to restrictions imposed by applicable law, the Articles of Incorporation or these Bylaws. The Chair of the Board shall recommend to the Board committee members at the organizational meeting of the Board of Directors following the annual meeting of shareholders.

Section 2.Executive Committee.

(a)The Executive Committee shall consist of not less than three (3) members of the Board. The Executive Committee shall have the power to do any and all acts and to exercise any and all authority during the intervals between the meetings of the Board of Directors which the Board of Directors is authorized and empowered to exercise, except as otherwise limited under applicable law, the Articles of Incorporation, these Bylaws or as may be limited from time to time by the Board of Directors.

(b)The Chair of the Board of the Corporation shall serve as chair of the Executive Committee. The chair shall preside at meetings of the Executive Committee and shall have such other powers and duties as shall be conferred upon him or her from time to time by the Board of Directors.

(c)All actions of the Executive Committee shall be reported to the Board of Directors at its next succeeding meeting.

Section 3.Other Committees. The Board of Directors may establish such other committees as the Board of Directors may, from time to time, deem advisable and may delegate to such committees such powers and authority as it shall deem appropriate and as permitted by applicable law, the Articles of Incorporation or these Bylaws. The Board of Directors shall appoint the members of any such committee or shall determine the manner in which such members shall be appointed.

Section 4.Committee Meetings. Each committee may fix its own rules of proceeding and meet where and as provided by such rules, provided that such rules do not conflict with the charter of such committee or these Bylaws. Each committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice and quorum and voting requirements as are applicable to the Board of Directors. Regular meetings of any standing or other committee may be held without call or notice at such times or places as such committee from time to time may fix. Special meetings of any standing or other committee may be called by the Chair or Vice Chair of the Board, the CEO, the President, the chair of the committee or any two members of such committee, upon giving notice of the time, place and purposes of each such meeting to each member at either his or her business or residence address, as shown by the records of the Corporate Secretary, at least forty-eight (48) hours previously thereto if mailed, and twenty-four (24) hours previously thereto if delivered in person, given orally, by telephone, facsimile telecommunication, or electronic communication. Any committee member may waive notice of any meeting and the attendance of a member at a meeting shall constitute a waiver of notice of such meeting except where a member attends for the express purpose of objecting to the transaction of business at the meeting on the grounds that the meeting is not lawfully called or convened.

article IV
Officers

Section 1.Officers Generally. The officers of the Corporation shall be a CEO, a President, a Corporate Secretary, a Chief Financial Officer, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents and persons elected to such other offices as may be established from time to time by the Board of Directors. All officers shall be elected by the Board of Directors and shall hold office until their successors are elected and qualify. Any number of offices may be held by the same person as the Board of Directors may determine. The CEO may from time to time appoint other officers and any such appointment shall be reported to the Board of Directors at its next regularly scheduled meeting after any such appointment.

Section 2.Officer Vacancies. Any vacancy occurring in any office by reason of death, resignation, termination, removal, or otherwise may be filled by the Board of Directors.

Section 3.Powers and Duties. The CEO and the President of the Corporation shall each have the power and responsibility for carrying out the policies of the Board of Directors. The officers of the Corporation shall have such powers and duties as generally pertain to their offices, as well as such powers and duties as may be authorized or conferred upon them from time to time by the Board of Directors, except that in any event each officer shall exercise such powers and perform such duties as may be required by applicable law.

article v
Capital Stock

Section 1.Evidence of Shares of Capital Stock. Shares of the Corporation’s capital stock, when fully paid, may be certificated or uncertificated, as provided under applicable law, and in the case of certificated shares, in such form as may be prescribed by the Board of Directors and may (but need not) bear the seal of the Corporation or a facsimile thereof. When issued, all certificates shall be signed by the CEO or the President, and also by the Corporate Secretary or any Assistant Corporate Secretary, which signatures may be facsimiles thereof.

Section 2.Certificates to be Entered. All certificates shall be consecutively numbered, and shall contain the names of the owners, the number of shares and the date of issue, a record whereof shall be entered in the Corporation’s books or the books of the Corporation’s transfer agent, if applicable. The Corporation shall be entitled to treat the holder of record of certificated or uncertificated shares as the legal and equitable owner thereof and accordingly shall not be bound to recognize any equitable or other claim with respect thereto on the part of any other person so far as the right to vote and to participate in dividends is concerned.

Section 3.Transfer of Stock. The stock of the Corporation shall be transferable or assignable on the books of the Corporation’s transfer agent, if any, or on the books of the Corporation by the holders in person or by attorney on surrender of the certificate or certificates for such shares duly endorsed, and, if sought to be transferred by attorney, accompanied by a written power of attorney to have the same transferred on the books of the Corporation or on the books of the Corporation’s transfer agent, if applicable.

Section 4.Lost, Destroyed and Mutilated Certificates. The holder of stock of the Corporation shall immediately notify the Corporation of any loss, destruction, or mutilation of the certificate therefor, and the Board of Directors, or the Corporate Secretary, may in its discretion cause one or more new certificates for the same number of shares in the aggregate to be issued to such shareholder upon the surrender of the mutilated certificate, or upon satisfactory proof of such loss or destruction accompanied by the deposit of a bond in such form and amount and with such surety as the Board of Directors may require.

Section 5.Regulations. The Board of Directors may make such rules and regulations as it may deem expedient regulating the issue, transfer and registration of certificated or uncertificated shares of stock of the Corporation.

Section 6.Determination of Shareholders of Record. The share transfer books may be closed by order of the Board of Directors for not more than seventy (70) days for the purpose of determining shareholders entitled to notice of or to vote at any meeting of the shareholders or any adjournment thereof (or entitled to receive any distribution or in order to make a determination of shareholders for any other purpose). In lieu of closing such books, the Board of Directors may fix in advance as the record date for any such determination a date not more than seventy (70) days before the date on which such meeting is to be held (or such distribution made or other action requiring such determination is to be taken). If the books are not thus closed or the record date is not thus fixed, the record date shall be the close of business on the day before the first notice is delivered to shareholders.

article vi
Miscellaneous Provisions

Section 1.Seal. The seal of the Corporation shall contain the name of the Corporation and shall be in such form as shall be approved by the Board of Directors.

Section 2.Fiscal Year. The fiscal year of the Corporation shall begin on the 1st day of January and end on the 31st day of December.

Section 3.Examination of Books. The Board of Directors, the CEO, or the President, subject to applicable law, shall have the power to determine from time to time whether and to what extent and under what conditions and limitations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the shareholders.

Section 4.Stock in Other Corporations. All shares of stock and other securities of other corporations owned or held by the Corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by such officer or officers or other agent of the Corporation as the Board of Directors shall from time to time designate. In the absence of any such designation or, in case of conflicting designation by the Corporation, the Chair of the Board, the CEO, the President, the Chief Financial Officer and the Corporate

Secretary of the Corporation shall be presumed to possess, in that order, authority to vote such shares.

Section 5.Execution of Instruments. The CEO, in the ordinary course of business, may enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation. The CEO may sign, execute and deliver in the name of the Corporation powers of attorney, contracts, bonds, notes, corporate obligations and other documents. The Board of Directors or the CEO may authorize management members or any other officer, employee or agent to enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation. Any such authorization may be general or limited to specific contracts or instruments.

Section 6.Construction. In the event of any conflict between the provisions of these Bylaws as in effect from time to time and the provisions of the Articles of Incorporation of the Corporation as in effect from time to time, the provisions of the Articles of Incorporation shall be controlling. As used in these Bylaws, the term “Articles of Incorporation” shall mean the articles of incorporation of the Corporation filed with the Virginia State Corporation Commission pursuant to the Virginia Stock Corporation Act, as amended from time to time. As used herein, unless the context otherwise requires: (a) the terms defined herein shall have the meaning set forth herein for all purposes; (b) the terms “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (c) “writing,” “written” and comparable terms refer to printing, typing, handwriting and other means of reproducing words in a visible form; (d) “hereof,” “herein,” and comparable terms refer to the entirety of these Bylaws and not to any particular article, section or other subdivision hereof; and (e) references to any gender include references to all genders, and references to the singular include references to the plural and vice versa.

Section 7.Amendment of Bylaws. These Bylaws may be amended, altered, or repealed by the Board of Directors. The shareholders shall have the power to rescind, alter, amend, or repeal any Bylaws and to enact Bylaws which, if so expressed by the shareholders, may not be rescinded, altered, amended, or repealed by the Board of Directors.

Section 8.Redemption of Certain Shares. In accordance with the provisions of Section 13.1-728.7 of Article 14.1 of the Virginia Stock Corporation Act, the Corporation may, but is not required to, redeem shares of its common stock which have been the subject of a control share acquisition (as defined in that Article) under the circumstances set forth in A and B of Section 13.1-728.7.

This is to certify that these Bylaws were adopted by the Board of Directors of the Corporation as the Bylaws of the Corporation with an effective date of October 30, 2025.

Dated this 30th day of October, 2025.

/s/ Rachael R. Lape
Corporate Secretary

SEAL